Exhibit (a)(1)(Q)

Sanofi completes its acquisition of Ablynx following the expiration of the Squeeze-out Procedure

Paris, France and Ghent, Belgium – June 19, 2018 – Sanofi (Euronext: SAN; NYSE: SNY) and Ablynx announced today that Sanofi has now acquired all outstanding shares (including shares represented by American Depositary Shares (“ADSs”)), warrants and convertible bonds (together, the “Securities”) of Ablynx NV (“Ablynx”) following the expiration of the Squeeze-out procedure.

The Squeeze-out period commenced on May 22, 2018, in accordance with applicable Belgian and U.S. law, following the acquisition by Sanofi of over 95% of the outstanding shares of Ablynx upon settlement of the initial acceptance period of its tender offer for Ablynx.

On June 12, 2018, upon expiration of the Squeeze-out period, 2,893,201 shares (including 7,163 shares represented by ADSs) and 8 convertible bonds of Ablynx were tendered in the Squeeze-out.

The Securities tendered during the Squeeze-out period are expected to be settled on or about June 19, 2018.

All shares (including all shares represented by ADSs) and all convertible bonds of Ablynx not tendered during the Squeeze-out are deemed transferred to Sanofi by operation of law. The funds required for the payment of the price thereof are kept with the Bank for Official Deposits (Deposito—en Consignatiekas / Caisse des dépôts et consignations). The former Ablynx holders of these Securities retain the right to receive EUR 45.00 per share (or ADS) and EUR 393,700.78 per convertible bond. In order to receive these amounts, they must contact the Bank for Official Deposits, where the funds will remain available.

On June 13, 2018, (i) the shares of Ablynx were delisted from the regulated market of Euronext Brussels, (ii) the ADSs were delisted from NASDAQ Global Select Market and (iii) the convertible bonds were delisted from the open market Frankfurt MTF (Freiverkehr).

About Sanofi

Sanofi is dedicated to supporting people through their health challenges. We are a global biopharmaceutical company focused on human health. We prevent illness with vaccines, provide innovative treatments to fight pain and ease suffering. We stand by the few who suffer from rare diseases and the millions with long-term chronic conditions.

With more than 100,000 people in 100 countries, Sanofi is transforming scientific innovation into healthcare solutions around the globe.

Sanofi. Empowering Life

About Ablynx

Ablynx is a biopharmaceutical company engaged in the development of Nanobodies, proprietary therapeutic proteins based on single-domain antibody fragments, which combine the advantages of conventional antibody drugs with some of the features of small-molecule drugs. Ablynx is dedicated to creating new medicines, which will make a real difference to society. Today, Ablynx has more than 45 proprietary and partnered programmes in development in various therapeutic areas including inflammation, haematology, immuno-oncology, oncology and respiratory disease. Ablynx has collaborations with multiple pharmaceutical companies including AbbVie; Boehringer Ingelheim; Eddingpharm; Merck & Co., Inc., Kenilworth, New Jersey, USA; Merck KGaA; Novo Nordisk and Taisho Pharmaceuticals. Ablynx is based in Ghent, Belgium. More information can be found on www.ablynx.com.

Sanofi contacts

Media Relations Contact Laurence Bollack Tel.: +33 (0)1 53 77 46 46 mr@Sanofi.com	Investor Relations Contact George Grofik Tel.: +33 (0)1 53 77 45 45 ir@Sanofi.com

Ablynx contacts

Dr Edwin Moses CEO Tel.:+32 (0)9 262 00 07 Mob.: +32 (0)473 39 50 68 edwin.moses@ablynx.com	Lies Vanneste Director IR Tel.: +32 (0)9 262 0137 Mob: +32 (0)498 05 35 79 lies.vanneste@ablynx.com

Sanofi Forward-Looking Statements

This communication contains forward-looking statements. Forward-looking statements are statements that are not historical facts and may include projections and estimates and their underlying assumptions, statements regarding plans, objectives, intentions and expectations with respect to future financial results, events, operations, services, product development and potential, and statements regarding future performance. Forward-looking statements are generally identified by the words “expects”, “anticipates”, “believes”, “intends”, “estimates”, “plans”, “will be” and similar expressions. Although Sanofi’s management each believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Sanofi, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include among other things, risks associated with executing business combination transactions, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the acquisition will not be realized, risks related to future opportunities and plans for the combined company, including uncertainty of the expected financial performance and results of the combined company following completion of the proposed acquisition, disruption from the proposed acquisition making it more difficult to conduct business as usual or to maintain relationships with customers, employees, manufacturers, suppliers or patient groups, and the possibility that, if the combined company does not achieve the perceived benefits of the proposed acquisition as rapidly or to the extent anticipated by financial analysts or investors, the market price of Sanofi’s shares could decline, as well as other risks related to Sanofi’s respective businesses, including the ability to grow sales and revenues from existing products and to develop, commercialize or market new products, competition, including potential generic competition, the uncertainties inherent in research and development, including future clinical data and analysis, regulatory obligations and oversight by regulatory authorities, such as the FDA or the EMA, including decisions of such authorities regarding whether and when to approve any drug, device or biological application that may be filed for any product candidates as well as decisions regarding labelling and other matters that could affect the availability or commercial potential of any product candidates, the absence of a guarantee that any product candidates, if approved, will be commercially successful, risks associated with intellectual property, including the ability to protect intellectual property and defend patents, future litigation, the future approval and commercial success of therapeutic alternatives, and volatile economic conditions. While the list of factors presented here is representative, no list should be considered a statement of all potential risks, uncertainties or assumptions that could have a material adverse effect on the companies’ consolidated financial condition or results of operations. The foregoing factors should be read in conjunction with the risks and cautionary statements discussed or identified in the public filings with the SEC and the AMF made by Sanofi, including those listed under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in Sanofi’s annual report on Form 20-F for the year ended December 31, 2017. The forward-looking statements speak only as of the date hereof and, other than as required by applicable law, Sanofi do not undertake any obligation to update or revise any forward-looking information or statements.